Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on April 25, 2016 (the “Effective Date”), by and between PEDEVCO Corp. (the “Company”), located at 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, and Global Venture Investments Inc., a Washington corporation (the “Consultant”) (collectively referred to as “Parties” or “the Parties”).

Recitals

1.	Consultant has expertise in the area of oil and gas business development and strategic consulting, and is willing to provide services to the Company as detailed below on a non-exclusive basis.

2.	The Company is willing to engage the Consultant as an independent contractor on a non-exclusive basis under the terms and conditions set forth herein.

Agreement

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Engagement
a.
The Company hereby engages Consultant to perform and provide oil and gas business development and strategic consulting services as specifically requested from time to time by the Company and accepted by Consultant.

b.
Consultant hereby agrees to provide the Services described above.  Consultant will report to the Chief Executive Officer of the Company, or his designees.  Consultant accepts the engagement to provide these services to the Company on the terms and conditions set forth herein.

2.
Place and Time of Work and Equipment.  The Consultant may work at the Consultant’s office, the Company’s offices, or such other location as determined by the Consultant, and at such times, as determined in its sole reasonable discretion.  The Consultant shall provide and supply all equipment and tools necessary for the Consultant to provide the services to the Company hereunder.  The Consultant shall have access to, and may use, the Company’s offices for so long as (i) Mr. Frank Ingriselli, President and CEO of the Consultant, continues to serve on the Board of Directors of the Company, or (ii) through the duration of this Agreement, whichever is longer, or for such longer duration as determined by the then-Chief Executive Officer of the Company, provided Mr. Ingriselli’s access and use does not interfere with the business or operations of the Company, as determined in the Company’s sole discretion.

3.
Term:  The term of this Agreement will commence on May 1, 2016, and unless modified by mutual written agreement by the Parties, shall continue for a period of three months, unless terminated by the Company upon written notice to the Consultant.  Such notice shall be sent either via certified mail, return receipt requested, for delivery by the US Postal Service, sent via electronic mail with delivery confirmation by the recipient, or shall be hand delivered.

4.
Compensation and Expenses:  The Company shall pay to Consultant a flat fee of $150,000.00 for all services requested by the Company and provided by Consultant to the Company hereunder, which fee shall be earned in full and fully paid by the Company to Consultant on the Effective Date.

Consultant shall not be permitted to incur any expenses on behalf of the Company or in furtherance of the services to be provided hereunder without prior written approval by the Company.

5.	Consultant’s Business Activities

a.
Consultant shall devote such time, attention, and energy necessary to perform the services required of the Consultant under this Agreement, but shall not be prohibited or restricted in doing any outside activities, including in the oil and gas industry, provided such activities are not directly competitive to the business of the Company.

6.	Representations And Warranties: Consultant represents and warrants
a.	That Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company;

b.	That the performances of the services called for by this Agreement do not and will not violate any applicable law, rule, or regulation or any proprietary or other right of any third party;

c.	That Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and

d.	That Consultant has not entered into or will not enter into any agreement in conflict with this Agreement.

7.
Entire Agreement:  This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

8.	Amendment: This Agreement may only be amended by a writing signed by Consultant and a representative of the Company duly authorized.

9.
Severability:  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applies to other persons, places, and circumstances shall remain in full force and effect.

10.
Rights Cumulative:  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party or its successors, whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

11.
Nonwaiver:  No failure or neglect of either Party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance.  All waivers by either Party hereto must be contained in a written instrument signed by both Parties.

12.	Agreement To Perform Necessary Acts: Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

13.	Assignment: This Agreement may not be assigned by the Consultant without the Company’s prior written consent.

14.
Independent Contractor:  The relationship between the Parties is that of an independent contractor.  This Agreement is not authority for the Consultant to act for the Company as its agent or make commitments for the Company.  Consultant will not be eligible for employee benefits, nor will the Company make deductions from fees to the Consultant for taxes, insurance, bonds, or the like.  Consultant retains the discretion in performing the tasks assigned, within the scope of the work specified.

15.
Confidentiality.  The Consultant acknowledges that in the course of his engagement with the Company, it has received and will receive access to confidential information of a special and unique value concerning the Company and its business, including, without limitation, trade secrets, know-how, lists of customers, employee records, books and records relating to operations, oil and gas reserves and drilling information, costs or providing service and equipment, operating and maintenance costs, pricing criteria and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “information”) which the Company desires to protect. The Consultant acknowledges that such information is confidential and the protection of such confidential information against unauthorized use or disclosure is of critical importance to the Company. The Consultant agrees that it will not reveal such information to anyone outside the Company. The Consultant further agrees that during the term of this Agreement and thereafter it will not use or disclose such information, other than in connection with the consulting services. Upon termination of Consultant’s provision to the Company of services hereunder or otherwise, the Consultant shall surrender to the Company all papers, documents, writings and other property produced by them or coming into its possession by or through the Consultant’s engagement hereunder and relating to the information referred to in this Section, and the Consultant agrees that all such materials will at all times remain the property of the Company. The obligation of confidentiality, non-use and non- disclosure of know-how set forth in this Section shall not extend to know-how (i) which was in the public domain prior to disclosure by the disclosing party, (ii) which comes into the public domain other than through a breach of this Agreement, or (iii) which is disclosed to the Consultant after the termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure. The agreements in this Section shall survive this Agreement and shall continue for a period terminating one (1) year following the termination of this Agreement.

16.
Taxes:  The Consultant agrees that it is solely responsible for paying when due all income taxes, including estimated taxes, as a result of or in connection with the compensation paid by the Company to the Consultant for services rendered under this Agreement.  The Company shall issue applicable U.S. or other tax forms or reports to the Consultant with respect to the compensation paid pursuant to this Agreement.  The Consultant hereby indemnifies, and undertakes to defend the Company and hold it free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to the Consultant pursuant to this Agreement, excluding, however, any unemployment insurance or related fees, interest and penalties that may be imposed or assessed on the Company by any taxing authority in the event such taxing authority determines that the Consultant is an employee of the Company, which fees and related interest and penalties shall be the responsibility of the Company.

17.	Governing Law: This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California.

18.
Indemnification:  The Company agrees to indemnify and hold harmless Consultant from and against any losses, claims, damages and liabilities to which Consultant may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any services provided or work performed by Consultant under this Agreement, and will promptly reimburse Consultant for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom, to which Consultant is a party.  Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense resulted from Consultant’s bad faith or gross negligence.

The Parties have executed this Consulting Agreement on the date first set forth above.

PEDEVCO Corp.	Global Venture Investments Inc.

/s/ Michael L. Peterson	By:	/s/ Frank C. Ingriselli
Michael L. Peterson	Name:	Frank C. Ingriselli
President and	Title:	President and CEO
Chief Financial Officer	Address: